DREYFUS ULTRA SHORT INCOME FUND

Certificate of Amendment

The undersigned, being a Vice President of Dreyfus Ultra Short Income Fund (the "Trust"), a Massachusetts business trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Trustees of the Trust by Article III, Section 1 of the Amended and Restated Agreement and Declaration of Trust, dated September 19, 1986 (the "Declaration of Trust"), and by the affirmative vote of a majority of the Trustees of the Trust at a meeting duly called, the Trust's Board of Trustees combined and redesignated certain of the existing classes of Shares (as that term is defined in the Declaration of Trust) of beneficial interest of the Trust as follows:

1.         "Class I" shares of the Trust shall be combined with "Class Y" shares of the Trust.

2.         "Class Y" shares of the Trust shall be redesignated as "Institutional" shares of the Trust.

3.         The other classes of Shares of the Trust shall continue to be designated as "Class D" and "Class Z" shares.

4.         Institutional shares, Class D shares and Class Z shares of the Trust shall each be entitled to all of the rights and preferences accorded to Shares of the Trust under the Declaration of Trust.

5.         The purchase price of Institutional shares, Class D shares and Class Z shares of the Trust the method of determining the net asset value of such classes of Shares and the relative dividend rights of holders of such classes of Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration of Trust and shall be set forth in the Trust's Registration Statement on Form N-1A under the Securities Act of 1933 and the Investment Company Act of 1940 as in effect at the time of issuance of such Shares.

This Certificate of Amendment to the Declaration of Trust shall become effective on April 1, 2016.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 28th day of March, 2016.

DREYFUS ULTRA SHORT INCOME FUND

                                                                        By:  /s/ Maureen E. Kane
                                                                        Name:  Maureen E. Kane
                                                                        Title:    Vice President and Assistant Secretary

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 28th  day of March, 2016, before me personally came Maureen E. Kane, to me personally known, who, being by me duly sworn, did say that he is a Vice President of the above-referenced Trust and who duly acknowledged to me that he had executed the foregoing instrument as his free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public

NY 75947574v7